 As filed with the Securities and Exchange Commission on January 3, 2001
                                                     Registration No. 333-47030
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------
                              XENOGEN CORPORATION
            (Exact name of Registrant as specified in its charter)

                                --------------

             Delaware                             8731                            77-0412269
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                David W. Carter
                          Pamela Reilly Contag, Ph.D.
                           Chief Executive Officers
                              Xenogen Corporation
                              860 Atlantic Avenue
                           Alameda, California 94501
                                (510) 291-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:

              Karen A. Dempsey, Esq.                                Donald J. Murray, Esq.
              William A. Hines, Esq.                                 Dewey Ballantine LLP
         Wilson Sonsini Goodrich & Rosati,                       1301 Avenue of the Americas
             Professional Corporation                           New York, New York 10019-6092
                    One Market                                          (212) 259-8000
          Spear Street Tower, Suite 3300
          San Francisco, California 94105
                  (415) 947-2000

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                           Proposed Maximum
 Title of Each Class of                   Proposed Maximum    Aggregate        Amount of
       Securities          Amount to be    Offering Price      Offering       Registration
    to be Registered        Registered     Per Share (1)      Price (1)         Fee (2)
------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................  8,050,000 shares      $12.00        $96,600,000        $24,150
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Previously paid.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


This amendment incorporates by reference Amendment No. 1 to Form S-1, Registration No. 333-47030. This amendment is being filed solely to file
Exhibit 10.18, Sponsored Research Agreement between Xenogen Biosciences and Pfizer Inc., dated as of December 28, 2000.

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by Xenogen in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                          Amount
                                                                      To Be Paid
--------------------------------------------------------------------------------
SEC registration fee................................................  $   24,150
NASD filing fee.....................................................      10,160
Nasdaq National Market listing fee..................................      95,000
Printing and engraving expenses.....................................     300,000
Legal fees and expenses.............................................     500,000
Accounting fees and expenses........................................     500,000
Transfer agent and registrar fees and expenses......................     100,000
Blue sky fees and expenses..........................................       5,000
Miscellaneous expenses..............................................     275,690
                                                                      ----------
  Total.............................................................  $1,800,000
                                                                      ==========

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of our company and our executive officers and directors, and by us of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

--------------------------------------------------------------------------------

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

(a) Within the last three years, and through September 30, 2000, we have issued and sold the following unregistered securities:

  Common Stock

  (1) Since our inception in August 1995, we have granted options to purchase 2,553,868 shares of common stock to employees, directors and consultants under our 1996 stock plan at exercise prices ranging from $0.068 to $2.74 per share. Of the 2,553,868 shares granted, 1,826,170 remain outstanding, 566,770 shares of common stock have been purchased pursuant to exercises of stock options and 160,928 shares have been canceled and returned to the 1996 Stock Plan. Each transaction pursuant to our 1996 stock plan was exempt from registration requirements in reliance on Rule 701 under Section 3(b) of the Securities Act.

  (2) In July 1997, we sold 292,000 shares of restricted common stock at a price of $0.068 per share to David W. Carter. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

  (3) In January 1998, we sold an aggregate of 620,500 shares of restricted common stock at a price of $0.178 per share to David W. Carter and Pamela R. Contag, Ph.D. These transactions were exempt from registration in reliance on Section 4(2) of the Securities Act.

The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation in the case of (1), and Section 4(2) of the Securities Act in the case of (2) and (3) as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction were located through nonpublic means. Each recipient represented his or her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. We determined that each such recipient had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or was able to bear the investment's economic risk based on written information from each recipient. In addition, based on information provided by us to the recipients in each transaction we determined that all recipients had either adequate information about us or had access through employment or other relationships, to such information.

  Preferred Stock

  (1) In August 1996, we sold an aggregate of 60,606 shares of Series A preferred stock at a price of $0.33 per share to Robert D. Brownell, Albert P. Halluin, Pennie & Edmonds Ventures, and WS Investment Company 95B. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (2) Between April and August 1996, we sold an aggregate of 200,000 shares of Series B preferred stock at a price of $.50 per share to Michael and Terri Fayer, Mark and Penny

--------------------------------------------------------------------------------

      Kermit, Timothy MacHold, State Bank and Trust Company Trust, Eng C. Ong, Plan A, H. Alan and Judith L. Schwettman and the Smith Family Trust. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (3) In January 1998, we sold an aggregate of 5,041,539 shares of Series C preferred stock at a price of $1.30 per share to ten accredited investors, including Brentwood Affiliates Fund, Brentwood Associates VIII, L.P., David W. Carter, Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P., and Harvard Private Capital Holdings, Inc. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (4) In April 1999, we sold an aggregate of 6,678,791 shares of Series D preferred stock at a price of $1.65 per share to fourteen accredited investors, including Brentwood Affiliates Fund, Brentwood Associates VIII, L.P., Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P., Harvard Private Capital Holdings, Inc., Invemed Fund, L.P., Invemed Associates LLC, and S.R. One, Ltd. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (5) In May 2000, we sold an aggregate of 7,194,113 shares of Series E preferred stock at a price of $4.25 per share to thirteen accredited investors, including Brentwood Associates VIII, L.P., Chevron Technology Ventures LLC, Delphi BioInvestments IV, L.P., Delphi Ventures IV., L.P., Harvard Private Capital Holdings, Inc., HSBC Investment Bank Plc, Invemed Fund, L.P., Lombard Oldier + Cie, and S.R. One, Ltd. These transactions were exempt from registration in reliance on Regulation D under the Securities Act.

  (6) In November 2000, we issued 3,500,000 shares of Series F preferred stock to Phoenix International Life Sciences (Chrysalis) Inc. in connection with the acquisition of DNX. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D under the Securities Act in the case of (1), (2), (3),
(4) and (5) and Section 4(2) of the Securities Act in the case of (6) promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction were located through nonpublic means. Each recipient represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other investments issued in such transactions. We determined that each such recipient had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment or were able to evaluate the investment's economic risk based on written information from each recipient. In addition, based on information provided by us to the recipients we determined that all recipients had either adequate information about us or had access, through employment or other relationships, to such information.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

--------------------------------------------------------------------------------

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number     Description of Document
-------------------------------------------------------------------------------
  1.1**     Form of Underwriting Agreement
  2.1**     Agreement and Plan of Reorganization relating to the acquisition of
            DNX dated September 28, 2000
  3.1(i)**  Certificate of Incorporation of Xenogen as currently in effect
  3.1(ii)** Amended and Restated Certificate of Incorporation of Xenogen to be
            effective upon completion of the offering
  3.2(i)**  Bylaws of Xenogen as currently in effect
  3.2(ii)** Bylaws of Xenogen as in effect upon completion of the offering
  4.1**     Specimen Common Stock Certificate
  5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
 10.1**     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2**     1996 Stock Plan
 10.3**     Form of 2000 Stock Incentive Plan
 10.4**     Form of 2000 Employee Stock Purchase Plan
 10.5**     Form of Director and Executive Officer Indemnification Agreement
 10.6**     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
            January 21, 1998
 10.7**     Agreement between Xenogen and David W. Carter dated as of January
            21, 1998
 10.8(i)**  Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii)** Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9**     Stock Subscription Warrant dated August 14, 1998
 10.10**    Form of Series C Preferred Stock Purchase Warrant dated November
            13, 1997
 10.11**    Common Stock Purchase Warrant dated April 28, 2000
 10.12**+   License Agreement between Xenogen and The Board of Trustees of the
            Leland Stanford Junior University dated May 5, 2000
 10.13**    Promissory Notes by David W. Carter dated January 15, 1998
 10.14**    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
            dated September 18, 1998
 10.15**+   Commercial License Agreement between Xenogen and IRM, LLC dated
            July 12, 2000
 10.16**+   License Agreement between Xenogen and Taconic Farms, Inc. dated
            January 13, 2000
 10.17**+   License Agreement between Ohio University and Embryogen, Inc. dated
            June 13, 1985, as amended on July 1, 1991
 10.18+     Sponsored Research Agreement between Xenogen Biosciences and Pfizer
            Inc. dated as of December 28, 2000
 23.1       Consent of Ernst & Young LLP, independent accountants
 23.2*      Consent of Counsel (included in exhibit 5.1)
 24.1**     Power of Attorney (See page II-5)
 27.1**     Financial Data Schedule

*  To be filed by amendment

** Previously filed

+  Confidential treatment has been requested for portions of this exhibit

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

--------------------------------------------------------------------------------

Item 17. Undertakings

Insofar as indemnification by Xenogen for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xenogen, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Xenogen of expenses incurred or paid by a director, officer or controlling person of Xenogen in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Xenogen is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

  (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Xenogen pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Xenogen Corporation has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 3rd day of January, 2001.

                                          Xenogen Corporation

                                                             *
                                          By: _________________________________
                                                      David W. Carter
                                              Co-Chief Executive Officer and
                                                   Chairman of the Board

                                                             *
                                          By: _________________________________
                                                  Pamela R. Contag, Ph.D.
                                              Co-Chief Executive Officer and
                                                         President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Co-Chief Executive Officer     January 3, 2001
____________________________________ and Chairman of the Board
          David W. Carter            (Co-Principal Executive
                                     Officer)


                 *                   Co-Chief Executive Officer,    January 3, 2001
____________________________________ President and Director
      Pamela R. Contag, Ph.D.        (Co-Principal Executive
                                     Officer)


      /s/ Kevin J. Birtchnell        Chief Financial Officer        January 3, 2001
____________________________________ and Vice President
        Kevin J. Birtchnell          (Principal Financial and
                                     Accounting Officer)


                 *                   Director                       January 3, 2001
____________________________________
          Brian G. Atwood


                 *                   Director                       January 3, 2001
____________________________________
      Alan M. Goldberg, Ph.D.


                 *                   Director                       January 3, 2001
____________________________________
     Raymond J. Whitaker, Ph.D.


                 *                   Director                       January 3, 2001
____________________________________
           Debra Yu, M.D.


    /s/ Kevin J. Birtchnell
By:____________________________
      Kevin J. Birtchnell
       Attorney-in-Fact

--------------------------------------------------------------------------------

EXHIBIT INDEX

 Exhibit
 Number     Description of Document
-------------------------------------------------------------------------------
  1.1**     Form of Underwriting Agreement
  2.1**     Agreement and Plan of Reorganization relating to the acquisition of
            DNX dated September 28, 2000
  3.1(i)**  Certificate of Incorporation of Xenogen as currently in effect
  3.1(ii)** Amended and Restated Certificate of Incorporation of Xenogen to be
            effective upon completion of the offering
  3.2(i)**  Bylaws of Xenogen as currently in effect
  3.2(ii)** Bylaws of Xenogen as in effect upon completion of the offering
  4.1**     Specimen Common Stock Certificate
  5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
 10.1**     Amended and Restated Investors' Rights Agreement dated May 15, 2000
 10.2**     1996 Stock Plan
 10.3**     Form of 2000 Stock Incentive Plan
 10.4**     Form of 2000 Employee Stock Purchase Plan
 10.5**     Form of Director and Executive Officer Indemnification Agreement
 10.6**     Agreement between Xenogen and Pamela R. Contag, Ph.D. dated as of
            January 21, 1998
 10.7**     Agreement between Xenogen and David W. Carter dated as of January
            21, 1998
 10.8(i)**  Lease Agreement for 860 Atlantic Avenue, Alameda, California
 10.8(ii)** Lease Agreement for 2061 Challenger Drive, Alameda, California
 10.9**     Stock Subscription Warrant dated August 14, 1998
 10.10**    Form of Series C Preferred Stock Purchase Warrant dated November
            13, 1997
 10.11**    Common Stock Purchase Warrant dated April 28, 2000
 10.12**+   License Agreement between Xenogen and The Board of Trustees of the
            Leland Stanford Junior University dated May 5, 2000
 10.13**    Promissory Notes by David W. Carter dated January 15, 1998
 10.14**    Promissory Note Secured by Deed of Trust by Pamela R. Contag, Ph.D.
            dated September 18, 1998
 10.15**+   Commercial License Agreement between Xenogen and IRM, LLC dated
            July 12, 2000
 10.16**+   License Agreement between Xenogen and Taconic Farms, Inc. dated
            January 13, 2000
 10.17**+   License Agreement between Ohio University and Embryogen, Inc. dated
            June 13, 1985, as amended on July 1, 1991
 10.18+     Sponsored Research Agreement between Xenogen Biosciences and Pfizer
            Inc. dated as of December 28, 2000
 23.1       Consent of Ernst & Young LLP, independent accountants
 23.2*      Consent of Counsel (included in exhibit 5.1)
 24.1**     Power of Attorney (See page II-5)
 27.1**     Financial Data Schedule

*  To be filed by amendment

** Previously filed

+  Confidential treatment has been requested for portions of this exhibit

--------------------------------------------------------------------------------